FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1.NAME AND ADDRESS OF REPORTING PERSON    2.ISSUER NAME AND TICKER OR TRADING
  Ziroli, Clement                           SYMBOL OR SOCIAL SECURITY NUMBER
  3230 Fallow Field Drive                   First Mortgage Corporation (FMOR)
  Diamond Bar, CA 91765

3.IRS OR SOCIAL SECURITY NUMBER OF        4.STATEMENT FOR MONTH/YEAR
  REPORTING PERSON (VOLUNTARY)              November 1996
  n/a

5.IF AMENDMENT, DATE OF ORIGINAL          6.RELATIONSHIP OF REPORTING PERSON
  (MONTH/YEAR)                              PERSON TO ISSUER (CHECK ALL
  n/a                                       APPLICABLE)
                                            Director
                                            Officer - Chief Executive Officer,
                                                      Chairman of the Board
                                            10% Owner

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
OWNED.
1.TITLE OF  2.TRANSACTION 3.TRANSACTION 3.TRANSACTION 4.SECURITIES 4.SECURITIES 4.SECURITIES 5.AMOUNT OF    6.OWNERSHIP 7.NATURE
  SECURITY    DATE          CODE          CODE          ACQUIRED     ACQUIRED     ACQUIRED     SECURITIES     FORM:       OF IN-
  (INSTR.3)   MONTH/DAY     (INSTR.8)     (INSTR.8)     (A) OR       (A) OR OR    (A) OR       BENEFICIALLY   DIRECT OR   DIRECT
              YEAR                                      DISPOSED     DISPOSED     DISPOSED     OWNED AT       INDIRECT    BENE-
                                                        OF (D)       OF (D)       OF (D)       END OF         (I)         FICIAL
                                                        (INSTR.3,    (INSTR.3,    (INSTR.3,    MONTH          (INSTR.4)   OWNER-
                                                        4, AND 5)    4, AND 5)    4, AND 5)    (INSTR.3                   SHIP
                                                                                               AND 4)                     (INSTR.4)
                            CODE          V             AMOUNT       (A) OR (D)   PRICE
  COMMON                                                                                                                  BY FIN-
  STOCK        11/21/96     P                             348        A            4.25                        I           WEST
                                                                                                                          GROUP

  COMMON                                                                                                                  BY FIN-
  STOCK        11/25/96     P                           17404        A            4.25         3,318,786      I           WEST
                                                                                                                          GROUP

  COMMON
  STOCK        11/25/96     P                               6        A            4.25             1,144      I           BY FIN-
                                                                                                                          WEST
                                                                                                                          THROUGH
                                                                                                                          SPOUSE

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
[CAPTION]

n/a